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                                                                   EXHIBIT 10.11
August 4, 1999



Gary Dahl
54 E. Church Hill Drive
Salt Lake City, UT  84103

Dear Gary:

We are very pleased to extend you an offer to serve as the Vice President - Wholesale for Intelligent Systems for Retail, Inc. ("ISR").

We at ISR believe that your skills, experience, and personal attributes will enable us to be a leader in the development of this hybrid retail/internet commerce company.

This letter serves as an offer of employment to you from ISR. The terms of the offer supersede all prior oral and written communications between you and ISR or any representative thereof. If the terms below are acceptable, please sign and return one copy of the letter within two weeks of the above date to accept our offer of employment.

POSITION

Your job title will be Vice President - Wholesale.

EFFECTIVE DATE

Your first date to report to work at ISR, 1241 E. Hillsdale Blvd., Suite 210, Foster City, CA 94404, will be April 21, 1997.

DUTIES

You will report to Louis H. Borders, President of ISR and your primary responsibility will be to direct distribution and develop logistics for ISR.

You will also be a member of the Executive Team with responsibility for determining the long term direction and goals of ISR, and for developing strategies and tactics to meet those goals, along with all other duties as assigned.



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SALARY

Your salary shall be $16,666.66 per month. This salary shall be paid bi-weekly. Your salary shall be reviewed in January on an annual basis in accordance with review procedures established by the ISR Executive Handbook.

INCENTIVE PLAN

ISR will offer a stock option plan. You will be granted the option to purchase 187,500 shares of common stock with an exercise price of $.01 per share, vested (using a modified Cliff Plan) over a four year period.

BENEFITS

You will receive the standard benefits for full-time Executives at ISR. These benefits are listed and explained in the ISR Executive Handbook, administered via TriNet Employer Group. A copy of the policies and benefits section of the handbook will be provided for your information.

In addition, ISR makes available a 401(k) plan to all employees at the beginning of the Quarter following three months of employment. Eligible Employees may elect to contribute up to 15% of their salary to the 401(k) plan, subject to the legal maximum per year. The company will match 100% of the first $500 and 25% thereafter up to a maximum Employer match of $2,000 per year of qualifying Employee contributions. Further details will be provided in the 401(k) Plan Handbook at the time of enrollment.

AUTO AND MOVING ALLOWANCE

In addition to the benefits outlined in ISR' Executive Handbook, ISR shall pay Executive a monthly allowance of Three Hundred Dollars ($300.00) , included as part of Executive's base salary, to compensate Executive for reasonably incurred out-of-pocket automobile and related expenses. Executive shall not be entitled to any additional automobile expense reimbursement from the Company.

You will also be paid a one-time only moving allowance of $20,000.



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NON-DISCRIMINATION

ISR is an equal-opportunity employer, and will not discriminate against its employees or applicants in any employment decision or practice because of race, color, religion, sex, national origin, marital status, pregnancy, age, ancestry, physical handicaps, or medical condition.

PROPRIETARY INFORMATION

You will be required, as a condition of employment, to sign a Proprietary Information Agreement. A sample Proprietary Information Agreement is attached hereto.

OUTSIDE WORK

All ISR Executives are expected to devote their full energies, efforts, and abilities to their employment. Accordingly, full-time Executives are not permitted to accept outside employment on a full-time or part-time basis without first obtaining their supervisor's written approval.

AT-WILL EMPLOYMENT

The relationship between you and ISR will be for an unspecified term and will be considered at will. No employment contract is created by the existence of any policy, rule or procedure in the ISR Executive Handbook, any ISR document, or any verbal statements made to you by representatives of ISR. Consequently, the employment relationship between you and ISR can be terminated at will, either by you or ISR, with or without cause or advance notice.

PERSONNEL POLICIES

ISR will have an Executive Handbook. The policies in the Executive Handbook govern the relationship between ISR and its Executives. The policies are hereby incorporated by reference. Acceptance of this offer binds the offeree to follow the policies.

This offer is contingent on compliance with the Immigration Reform and Control Act of 1986, which requires the company to verify that each employee hired is legally entitled to work in the United States. Enclosed is a copy of the Employment Verification form I-9, with instructions, as required by such act. Please review and execute this document and be prepared to bring the appropriate documentation on the day you first report to work.



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We look forward to your favorable consideration of this offer and to the commencement of a long and rewarding relationship.

Sincerely,

/s/ LOUIS H. BORDERS

Louis H. Borders
ISR, President & CEO



I hereby acknowledge that I have reviewed the terms and conditions of this offer of employment and have had the opportunity to consult with counsel. I hereby accept the offer of employment upon the terms and conditions contained in this letter.



Accepted:  /s/ GARY DAHL                    Date: April 9, 1997
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              Gary Dahl


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